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                                                                    EXHIBIT 3.2C


                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                       OF
                                   XICOR INC.

                          EFFECTIVE AS OF MAY 30, 2000

      The undersigned, being the Secretary of Xicor Inc., hereby certifies that:
(i) effective as of the date set forth above, pursuant to resolutions by the Board of Directors dated May 30, 2000, Article II of the Bylaws of Xicor Inc. was amended as follows: the former Section 7 was deleted and the former Section 8 and Section 9, respectively, were renumbered Section 7 and Section 8, respectively, as follows:

"Section 6   Chairman of the Board

      The chairman of the board, if there shall be such an officer, shall, if present, preside at meetings of the board of directors and exercise such other powers and perform such other duties as may from time to time be assigned to him by the board of directors or as may be prescribed by these bylaws. If there is no chairman of the board, then the chief executive officer of the corporation shall have the powers and duties prescribed herein.

Section 7   Chief Executive Officer

      Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board, if there be such an officer, the chief executive officer of the corporation shall, subject always to the control of the board of directors, have general supervision, oversight, direction and control of the business of the corporation, as well as such other responsibilities as are delegated to him or her by the Board of Directors. He or she shall preside at all meetings of the shareholders and, in the absence or non-existence of a chairman of the board, at all meetings of the board of directors.

Section 8   Chief Operating Officer

      Subject to such supervisory powers, if any, as may be given by the board of directors to the chairman of the board or the chief executive officer, if there be either such officer, the chief operating officer of the corporation shall, subject always to the control of the board of directors, have general responsibility for direction of the operations of the corporation, as well as such other responsibilities as are delegated to him or her by the Board of Directors."


                                        /s/  JULIUS BLANK
                                        ----------------------------------------
                                        Julius Blank, Secretary